Exhibit 99.1

FOR IMMEDIATE RELEASE

For more

information,

contact:

Michelle Metter

or Maria Amor

Formula

(619) 234-0345

Grace Platon

Vertis

(800) 365-8957

VERTIS ANNOUNCES DEAN DURBIN

AS PRESIDENT OF VERTIS, INC.

BALTIMORE, Md. (November 12, 2004) – Vertis, the premier provider of targeted advertising, media, and marketing services, today announced the appointment of Dean Durbin as president.  Durbin will continue as chief financial officer in addition to assuming his new role.

“I am passing on the title of president to Dean so Vertis is prepared for our next stage of growth,” said Don Roland, chairman and chief executive officer of Vertis.  “Through our close working relationship, I have been impressed by Dean’s leadership skills.  We have tremendous talent at Vertis, and we must effectively utilize that talent to fulfill our vision and to achieve the growth that our vision promises.  People who demonstrate an ability to assume additional responsibility must be able to grow if our company is to grow.  Dean is a prime example of that principle in action.”

Durbin joined Vertis in September 1997 as CFO. Since that time, his responsibilities have grown to include information technology, national operations, engineering, procurement, logistics and supply chain management activities.  Prior to joining Vertis, Durbin held senior level positions at McGraw-Hill Companies and Thomson Corporation.

As president, Dean will assume responsibility for leading Vertis sales and operations.

“Dean has shown a great sense of integrity, passion and drive necessary in today’s leaders,” added Roland.  “We are confident that with Dean’s new role Vertis is well-positioned to serve our customers and continue to provide the quality products and services they need.”

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services that drive consumers to marketers more effectively.  Its comprehensive products and services range from consumer research, audience targeting, creative services, and workflow management to targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines best-in-class technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.